Exhibit 99.1

FOR IMMEDIATE RELEASE

J. Alexander’s Holdings, Inc. Reports Results

For Third Quarter Ended September 30, 2018

Higher Same Store Sales Posted By Both Concepts

NASHVILLE, TN, Nov. 7, 2018 — J. Alexander’s Holdings, Inc. (NYSE: JAX) (the Company), owner and operator of a collection of restaurants which includes J. Alexander’s, Redlands Grill, Stoney River Steakhouse and Grill and selected other restaurants, today reported financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights Compared to the Third Quarter of 2017

•	Net sales were $56,730,000, an increase of 5.3% from $53,879,000 recorded in the third quarter of 2017.

•

For the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant (1) were $108,700, an increase of 2.6% from $105,900 reported in the third quarter of 2017. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant were $71,800, up 5.6% from $68,000 recorded in the third quarter of 2017.

•

The Company recorded a loss from continuing operations before income taxes of $713,000 for the third quarter of 2018 compared to a loss from continuing operations before income taxes of $1,597,000 in the same quarter of the prior year. The loss for the third quarter of 2017 included non-recurring transaction and integration expenses of $1,975,000.

•

During the third quarter of 2018, the valuation of the Black Knight profits interest grant resulted in profits interest expense of $1,240,000. This compares to profits interest expense of $40,000 in the third quarter of 2017. The Black Knight profits interest grant, issued in October 2015, included a quarterly valuation requirement. The non-cash expense associated with this grant was required to be recognized over a three-year vesting period and was calculated each quarter based upon the most recent valuation performed using the Black-Scholes valuation model, with any cumulative change associated with the most recent valuation impacting the most recent quarter. Primarily due to the $11.90 per share closing price of the Company’s stock at the end of the most recent quarter, the grant’s valuation increased from $6,018,000 at July 1, 2018 to $6,761,000 at September 30, 2018. The Company also incurred consulting fees of $139,000 under its management agreement with Black Knight in the most recent quarter compared to consulting fees of $120,000 in the third quarter of 2017. The final valuation of the Black Knight profits interest grant was calculated at the completion of the vesting period on October 6, 2018 and resulted in a non-cash credit of approximately $450,000 that will be recognized in the fourth quarter of 2018.

•

The Company posted a net loss of $633,000 for the third quarter of 2018 compared to a net loss of $876,000 in the comparable quarter of 2017. Results included an income tax benefit of $198,000 in the third quarter of 2018 compared to an income tax benefit of $832,000 in the corresponding quarter of the previous year.

•	The basic and diluted loss per share was $0.04 for the third quarter of 2018 compared to $0.06 for the third quarter of 2017.

•	Adjusted EBITDA(2) rose 10.1% from $3,725,000 in the third quarter of 2017 to $4,100,000 in the third quarter 2018.

•	Restaurant Operating Profit Margin (3) as a percent of net sales was 9.7% in the most recent quarter compared to 9.2% for the same quarter of 2017.

•	Cost of sales as a percentage of net sales in the third quarter of 2018 was 31.5% compared to 32.0% in the corresponding quarter of 2017.

(1)

Average weekly same store sales per restaurant is computed by dividing total restaurant same store sales for the period by the total number of days all same store restaurants were open for the period to obtain a daily sales average. The daily same store sales average is then multiplied by seven to arrive at average weekly same store sales per restaurant. Days on which restaurants are closed for business for any reason other than scheduled closures on Thanksgiving and Christmas are excluded from this calculation. Sales and sales days used in this calculation and amounts of other “same store” figures in this release include only those for restaurants in operation at the end of the period which have been open for more than 18 months. Revenue associated with reduction in liabilities for gift cards, which is recognized in proportion to guest redemptions based on historical redemption rates and commonly referred to as gift card breakage, is not included in the calculation of average weekly same store sales per restaurant. Average weekly same store sales are computed from sales amounts that have been determined in accordance with U.S. generally accepted accounting principles (GAAP).

(2)

Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Adjusted EBITDA to net (loss) income. Management uses Adjusted EBITDA to evaluate operating performance and the effectiveness of its business strategies.

(3)

“Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit, a non-GAAP financial measure, to net sales. Please refer to the financial information accompanying this release for our definition of and a reconciliation of the non-GAAP financial measure Restaurant Operating Profit to Operating Income. Management uses Restaurant Operating Profit to measure operating performance at the restaurant level.

For the third quarter of 2018, the Company’s restaurant labor and related costs as a percentage of net sales were 32.8% compared to 32.6% of net sales in the third quarter of 2017. Other restaurant operating expenses were 21.1% of net sales in the third quarter of 2018 and 21.5% of net sales in the third quarter of 2017.

The Company’s operating loss for the third quarter of 2018 was $542,000 compared to an operating loss of $1,392,000 for the third quarter of 2017.

The average weekly guest counts within the same store base of the Company’s J. Alexander’s/Grills collection were down 0.6% in the third quarter of 2018 compared to the third quarter of the prior year. Guest counts within the same store base at the Company’s Stoney River Steakhouse and Grill restaurants were up 4.5% for the third quarter of 2018 over the third quarter of 2017. With respect to average guest checks, which include alcoholic beverage sales, the average guest check within the J. Alexander’s/Grills same store base of restaurants during the third quarter of 2018 was $31.84, up 3.1% from $30.87 during the third quarter of 2017. The average guest check within the same store base of Stoney River Steakhouse and Grill restaurants was $42.67 during the third quarter of 2018, up 0.9% from $42.29 posted in the corresponding quarter of 2017.

On a consolidated basis, average weekly guest counts within the Company’s J. Alexander’s/Grills locations in the third quarter of 2018 were down 2.4% from the third quarter of 2017, while average weekly guest counts within the Company’s Stoney River Steakhouse and Grill locations increased 5.2% for the third quarter of

2018 compared to the third quarter of 2017. Average guest checks for the combined J. Alexander’s/Grills concepts increased 3.4% from $30.90 in the third quarter of 2017 to $31.95 for the third quarter of 2018. Average guest checks for the Stoney River Steakhouse and Grill restaurants increased 0.5% from $42.19 in the third quarter of 2017 to $42.41 in the third quarter of 2018.

The effect of menu pricing for the third quarter of 2018 was estimated to be a 2.3% increase for the J. Alexander’s/Grills restaurants and a 2.4% increase for the Stoney River Steakhouse and Grill restaurants compared to the corresponding quarter of 2017. Inflation in food costs for the third quarter of 2018 was estimated to total 0.9% for the J. Alexander’s/Grills restaurants, with beef costs increasing by an estimated 1.3% compared to the third quarter of 2017. For the Stoney River Steakhouse and Grill restaurants, inflation for the third quarter of 2018 was estimated to total 0.2%, with beef costs up by 0.5% from the comparable quarter of 2017.

During the third quarter of 2017, six of the Company’s restaurants in Florida were closed for a total of 36 days due to the impact of Hurricane Irma. Management estimates the impact of such closures was approximately $650,000 in lost revenue, and a decrease to income from continuing operations before income taxes of approximately $400,000, consisting of approximately $300,000 of lost restaurant operating profit and approximately $100,000 of food spoilage losses, cleanup costs and expenses associated with reopening the restaurants. During the third quarter of 2018, the Company closed its restaurants in North Carolina for a total of three days due to the impact of Hurricane Florence. Management estimates lost revenue of approximately $30,000 in the third quarter of 2018 related to these closed days.

Board Approves Stock Repurchase Program

The Company’s board of directors has authorized a share repurchase program, replacing the program that has been in place since October 29, 2015. The board authorized the Company to purchase up to $15,000,000 of its common stock in the aggregate over a three-year period ending November 1, 2021. Under the prior program, the Company repurchased 305,059 shares of common stock over three years for an aggregate purchase price of $3,203,000, using cash on hand and operating cash flow to fund such purchases. Share repurchases under the newly authorized program are expected to be made solely from cash on hand and available operating cash flow. Repurchases will be made in accordance with applicable securities laws and may be made from time to time in the open market. The timing, prices and amount of repurchases will depend upon prevailing market prices, general economic and market conditions and other considerations. The repurchase program does not obligate the Company to acquire any particular amount of stock.

Chief Executive Officer’s Comments

“We were pleased with our results in virtually all areas,” said Lonnie J. Stout II, President and Chief Executive Officer of J. Alexander’s Holdings, Inc. “Historically, the third quarter of our fiscal year is the most challenging, so we were encouraged by higher same store sales in both restaurant groups, which has provided both concepts momentum in the final quarter of 2018.”

Stout cited several highlights of the third quarter, including a decrease in cost of sales which resulted in a corresponding increase in Restaurant Operating Profit Margin.

“We were pleased with our overall sales performance, but need to ramp up sales at some of our newer locations,” Stout said. “We are aggressively implementing various strategies to heighten guest awareness as we enter the 2018 holiday season in order to drive sales and generate more guest trial.” He added that the Company took a menu price increase of approximately one percent in June 2018 which has been met with no discernible guest resistance.

“By almost all metrics, we recorded a good third quarter in our J. Alexander’s/Grills group,” Stout observed.

The Company’s Stoney River Steakhouse and Grill collection turned in another strong quarter with respect to both increased guest counts and sales. Stout pointed out that, consistent with trends discussed in prior quarters of 2018, most of the increase generated during the most recent quarter within the Stoney River Steakhouse and Grill same store base of restaurants was organic.

“Overall, we had a strong quarter at Stoney River,” Stout said. “As a result of a more normalized beef market in 2018, coupled with the continued strong momentum we’re experiencing across most of our Stoney River locations, we are encouraged about our prospects for the fourth quarter and into 2019.”

Stout said the Company remains “guardedly optimistic” that the beef market will continue to perform as anticipated in the near term. “We do expect that there will be some upward pressure on demand and are not expecting any windfalls in pricing during the final quarter of 2018, but we anticipate our beef costs will remain within acceptable price points as we wrap up 2018.”

“We are pleased with our momentum heading into the final quarter of the year. We continue to be committed to driving sales growth,” Stout concluded.

Highlights for the First Nine Months of 2018

For the nine months ended September 30, 2018, the Company recorded net sales of $179,059,000, up 4.2% from $171,917,000 recorded in the first nine months of 2017. Within the J. Alexander’s/Grill restaurants, average weekly same store sales per restaurant were $114,900 for the nine months ended September 30, 2018, an increase of 1.5% from $113,200 achieved in the same three quarters of 2017. For the Stoney River Steakhouse and Grill restaurants, average weekly same store sales per restaurant advanced 6.0% from $73,700 in the first nine months of 2017 to $78,100 in the first nine months of 2018.

Income from continuing operations before income taxes for the nine months ended September 30, 2018 was $3,332,000, up 59.7% from $2,086,000 reported for the same three quarters a year ago. These balances reflect the impact of $933,000 in transaction expenses for the first nine months of 2018 compared to $2,435,000 in transaction expenses for the corresponding nine months of 2017.

During the first nine months of 2018, the Black Knight profits interest grant resulted in noncash profits interest expense of $3,094,000, an increase of 80.4% from profits interest expense of $1,715,000 reported in the same nine months of 2017. For the first three quarters of 2018, the Company accrued consulting fees of $587,000 from its management agreement with Black Knight compared to $559,000 of expense in the first nine months of 2017.

The Company posted net income of $3,065,000 in the first nine months of 2018, up 53.7% from $1,994,000 for the same three quarters of 2017. Adjusted EBITDA for the first three quarters of 2018 totaled $18,258,000, up 8.7% from $16,792,000 recorded in the first nine months of 2017. Basic earnings per share and diluted earnings per share totaled $0.21 in the first nine months of 2018. In the comparable three quarters of 2017, basic earnings per share totaled $0.14 while diluted earnings per share totaled $0.13. See attached “Adjusted EBITDA Reconciliation” for the Company’s definition of Adjusted EBITDA and a reconciliation to net income.

Guest counts within the same store base of restaurants decreased by 1.1% within the J. Alexander’s/Grill restaurants for the first three quarters of 2018 and increased 6.3% within the Stoney River Steakhouse and Grill restaurants during the same three quarters. The average guest check within the same store base at the combined J. Alexander’s/Grill restaurants increased 2.7% from $30.92 for the first nine months of 2017 to $31.76 for the first three quarters of 2018, while the average guest check within the Stoney River Steakhouse and Grill same store base of restaurants decreased by 0.3% from $42.73 in the first three quarters of 2017 to $42.60 for the first nine months of 2018. The effect of menu price changes for the first three quarters of 2018 was estimated to be a 2.0% increase at the J. Alexander’s/Grill locations and a 1.9% increase at the Stoney River Steakhouse and Grill restaurants compared to the first nine months of 2017.

Cost of sales as a percentage of net sales for the first three quarters of 2018 was 31.6% compared to 31.9% for the first nine months of 2017. The estimated effect of inflation in food costs for the first three quarters of 2018 was 1.0% for the J. Alexander’s/Grill restaurants, with beef costs declining by approximately 0.4% compared to the same nine months a year earlier. For the Stoney River Steakhouse and Grill restaurants, deflation was estimated to be 0.4% during the first nine months of 2018, including an estimated decrease of 1.8% in beef costs compared to the first three quarters of 2017.

Restaurant Development

During the third quarter of 2018, the Company continued construction on a new Stoney River Steakhouse and Grill in Troy, MI. This restaurant, located near one of the Company’s highest volume J. Alexander’s locations, opened on October 29, 2018. The Company anticipates opening three new restaurants in 2019 and will announce details once leases related to such sites have been executed.

Outlook for 2018/Guidance

Our performance outlook is based on current information as of November 7, 2018. The Company does not expect to update its 2018 guidance as set forth below before the fourth quarter’s earnings release. However, the information on which the outlook is based is subject to change, and the Company may update its full business outlook or any portion thereof at any time for any reason.

Based upon current information, the guidance for the 2018 fiscal year is as follows:

	Prior Guidance	Revised Full Year 2018
Same Store Sales:
J. Alexander’s/Grills	+2.0% - 3.0%	+1.5% - 2.0%
Stoney River Steakhouse and Grill	+3.5% - 4.5%	+4.5% - 5.0%
Revenue	$245.0 - $247.0 MM	$243.5 - $244.5 MM
Net Income	$7.7 – $8.7 MM	$7.0 - $7.5 MM
Adjusted EBITDA	$26.6 - $27.6 MM	$25.5 - $26.0 MM
Effective tax rate	1.0% - 7.0%	(6.0%) – (2.0%)
Basic earnings per share	$0.53 - $0.60	$0.48 - $0.51

With respect to anticipated capital expenditures, the guidance for the 2018 fiscal year is the same as reported on August 8, 2018.

Conference Call

The Company will hold a conference call on Thursday, November 8, 2018, at 10 a.m., Central time, to discuss its financial results for the third quarter ended September 30, 2018. The conference call can be accessed live over the phone by dialing 1-877-407-0789 (Toll-Free) or 1-201-689-8562 (Toll/International). To access the call via the internet, go to J. Alexander’s website at http://investor.jalexandersholdings.com or http://public.viavid.com/index.php?id=131834. A replay of the conference call will be available shortly following the conclusion of the call (beginning at 1 p.m. Central Time) at http://investor.jalexandersholdings.com and http://public.viavid.com/index.php?id=131834, as well as by dialing 1-844-512-2921 or 1-412-317-6671 and providing the access code 13684200. The replay will be accessible through November 15, 2018 via telephone, and for 30 days on the internet.

About J. Alexander’s Holdings, Inc.

J. Alexander’s Holdings, Inc. is a collection of restaurants that focus on providing high quality food, outstanding professional service and an attractive ambiance. The Company presently operates 46 restaurants in 16 states. The Company has its headquarters in Nashville, TN.

For additional information, visit www.jalexandersholdings.com.

Forward-Looking Statements

This press release issued by J. Alexander’s Holdings, Inc. contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding our expectations, intentions or strategies regarding the future. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected and are subject to a number of known and unknown risks and uncertainties, including the Company’s ability to maintain satisfactory guest count levels and maintain or increase sales and operating margins in its restaurants under varying economic conditions; the effect of higher commodity prices, unemployment and other economic factors on consumer demand; increases in food input costs or product shortages and the Company’s response to them; the number and timing of new restaurant openings and the Company’s ability to operate them profitably; competition within the casual dining industry and within the markets in which our restaurants are located; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of third parties, including government agencies; as well as other risks and uncertainties described under the headings “Forward-Looking Statements,” “Risk Factors” and other sections of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2018 and subsequent filings. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

J. Alexander’s Holdings, Inc.

Mark A. Parkey

Chief Financial Officer

(615) 269-1900

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited in thousands, except per share amounts)

	Quarter Ended		Nine Months Ended
	September 30 2018	October 1 2017	September 30 2018	October 1 2017
Net sales	$56,730	$53,879	$179,059	$171,917
Costs and expenses:
Cost of sales	17,876	17,250	56,570	54,878
Restaurant labor and related costs	18,603	17,552	55,610	53,456
Depreciation and amortization of restaurant property and equipment	2,758	2,567	8,023	7,445
Other operating expenses	11,965	11,564	35,926	34,673

Total restaurant operating expenses	51,202	48,933	156,129	150,452
Transaction and integration expenses	—	1,975	933	2,435
General and administrative expenses	5,876	4,315	17,123	15,479
Pre-opening expense	194	48	1,024	934

Total operating expenses	57,272	55,271	175,209	169,300

Operating (loss) income	(542)	(1,392)	3,850	2,617
Other income (expense):
Interest expense	(177)	(227)	(537)	(625)
Other, net	6	22	19	94

Total other expense	(171)	(205)	(518)	(531)

(Loss) income from continuing operations before income taxes	(713)	(1,597)	3,332	2,086
Income tax benefit	198	832	72	242
Loss from discontinued operations, net	(118)	(111)	(339)	(334)

Net (loss) income	$(633)	$(876)	$3,065	$1,994

Basic (loss) earnings per share:
(Loss) income from continuing operations, net of tax	$(0.04)	$(0.05)	$0.23	$0.16
Loss from discontinued operations, net	(0.01)	(0.01)	(0.02)	(0.02)

Basic (loss) earnings per share	$(0.04)	$(0.06)	$0.21	$0.14

Diluted (loss) earnings per share:
(Loss) income from continuing operations, net of tax	$(0.04)	$(0.05)	$0.23	$0.16
Loss from discontinued operations, net	(0.01)	(0.01)	(0.02)	(0.02)

Diluted (loss) earnings per share	$(0.04)	$(0.06)	$0.21	$0.13

Weighted average common shares outstanding:
Basic	14,695	14,695	14,695	14,695
Diluted	14,695	14,695	14,919	14,792

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations Data as a Percentage of Net Sales and

Other Financial and Performance Data (Unaudited)

	Quarter Ended		Nine Months Ended
	September 30	October 1	September 30	October 1
	2018	2017	2018	2017
Net sales	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	31.5	32.0	31.6	31.9
Restaurant labor and related costs	32.8	32.6	31.1	31.1
Depreciation and amortization of restaurant property and equipment	4.9	4.8	4.5	4.3
Other operating expenses	21.1	21.5	20.1	20.2

Total restaurant operating expenses	90.3	90.8	87.2	87.5
Transaction and integration expenses	—	3.7	0.5	1.4
General and administrative expenses	10.4	8.0	9.6	9.0
Pre-opening expense	0.3	0.1	0.6	0.5

Total operating expenses	101.0	102.6	97.8	98.5

Operating (loss) income	(1.0)	(2.6)	2.2	1.5
Other income (expense):
Interest expense	(0.3)	(0.4)	(0.3)	(0.4)
Other, net	0.0	0.0	0.0	0.1

Total other expense	(0.3)	(0.4)	(0.3)	(0.3)

(Loss) income from continuing operations before income taxes	(1.3)	(3.0)	1.9	1.2
Income tax benefit	0.3	1.5	0.0	0.1
Loss from discontinued operations, net	(0.2)	(0.2)	(0.2)	(0.2)

Net (loss) income	(1.1)%	(1.6)%	1.7%	1.2%

Note: Certain percentage totals do not sum due to rounding.

Other Financial and Performance Data: (Dollars in thousands)

Adjusted EBITDA(1)	$4,100	$3,725	$18,258	$16,792
As a % of net sales	7.2%	6.9%	10.2%	9.8%

Average weekly sales per restaurant:

J. Alexander’s Restaurant/ Grills	$106,300	$105,500	$112,500	$112,100
Percent change	0.8%		0.4%

Stoney River Steakhouse and Grill	$71,600	$67,600	$77,500	$72,700
Percent change	5.9%		6.6%

Average weekly same store sales per restaurant:

J. Alexander’s Restaurant/ Grills	$108,700	$105,900	$114,900	$113,200
Percent change	2.6%		1.5%

Stoney River Steakhouse and Grill	$71,800	$68,000	$78,100	$73,700
Percent change	5.6%		6.0%

(1)	See definitions and reconciliation attached.

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited in thousands)

	September 30	December 31
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$6,043	$10,711
Other current assets	6,014	8,019

Total current assets	12,057	18,730

Other assets	5,719	6,183
Property and equipment, net	110,282	103,615
Goodwill	15,737	15,737
Tradename and other indefinite-lived intangibles	25,631	25,202
Deferred Charges, net	157	184

	$169,583	$169,651

Liabilities and Stockholders’ Equity

Current liabilities	$26,899	$30,027
Long term debt, net of portion classified as current and unamortized deferred loan costs	7,093	10,781
Deferred compensation obligations	6,612	6,451
Deferred income taxes	1,187	2,075
Other long-term liabilities	6,913	6,456
Stockholders’ equity	120,879	113,861

	$169,583	$169,651

J. Alexander’s Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited in thousands)

	Nine Months Ended
	September 30	October 1
	2018	2017
Cash flows from operating activities:
Net income	$3,065	$1,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of property and equipment	8,244	7,661
Equity-based compensation expense	3,919	2,664
Other, net	(225)	19
Changes in assets and liabilities, net	(198)	599

Net cash provided by operating activities	14,805	12,937

Cash flows from investing activities:
Purchase of property and equipment	(15,230)	(8,657)
Other investing activities	(493)	(264)

Net cash used in investing activities	(15,723)	(8,921)

Cash flows from financing activities:
Payments on long-term debt and obligations under capital leases	(3,750)	(2,361)
Other financing activities	—	(2)

Net cash used in financing activities	(3,750)	(2,363)

(Decrease) Increase in cash and cash equivalents	(4,668)	1,653
Cash and cash equivalents at beginning of period	10,711	6,632

Cash and cash equivalents at end of period	$6,043	$8,285

Supplemental disclosures:
Property and equipment obligations accrued at beginning of period	$1,854	$2,587
Property and equipment obligations accrued at end of period	1,656	2,153
Cash paid for interest	606	605
Cash paid for income taxes	644	579

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

Non-GAAP Financial Measures

Within this press release, we present the following non-GAAP financial measures which we believe are useful to investors as key measures of our operating performance:

We define Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization, or “Adjusted EBITDA”, as net income (loss) before interest expense, income tax expense (benefit), depreciation and amortization, and adding asset impairment charges and restaurant closing costs, loss on disposals of fixed assets, transaction and integration costs, non-cash compensation, loss from discontinued operations, gain on debt extinguishment and pre-opening costs.

Adjusted EBITDA is a non-GAAP financial measure that we believe is useful to investors because it provides information regarding certain financial and business trends relating to our operating results and excludes certain items that are not indicative of our operations. Adjusted EBITDA does not fully consider the impact of investing or financing transactions as it specifically excludes depreciation and interest charges, which should also be considered in the overall evaluation of our results of operations.

We define “Restaurant Operating Profit” as net sales less restaurant operating costs, which are cost of sales, restaurant labor and related costs, depreciation and amortization of restaurant property and equipment, and other operating expenses. Restaurant Operating Profit is a non-GAAP financial measure that we believe is useful to investors because it provides a measure of profitability for evaluation that does not reflect corporate overhead and other non-operating or unusual costs. “Restaurant Operating Profit Margin” is the ratio of Restaurant Operating Profit to net sales.

Our management uses Adjusted EBITDA and Restaurant Operating Profit to evaluate the effectiveness of our business strategies. We caution investors that amounts presented in accordance with the above definitions of Adjusted EBITDA or Restaurant Operating Profit may not be comparable to similar measures disclosed by other companies, because not all companies calculate these non-GAAP financial measures in the same manner. Adjusted EBITDA and Restaurant Operating Profit should not be assessed in isolation from, or construed as a substitute for, net income or other measures presented in accordance with GAAP.

A reconciliation of these non-GAAP financial measures to the closest GAAP measure is set forth in the following tables:

	Quarter Ended		Nine Months Ended
	September 30	October 1	September 30	October 1
	2018	2017	2018	2017
Net (loss) income	$(633)	$(876)	$3,065	$1,994

Income tax benefit	(198)	(832)	(72)	(242)
Interest expense	177	227	537	625
Depreciation and amortization	2,842	2,653	8,275	7,701

EBITDA	2,188	1,172	11,805	10,078

Transaction and integration expenses	—	1,975	933	2,435
Loss on disposal of fixed assets	26	30	122	119
Asset impairment charges and restaurant closing costs	4	2	14	135
Non-cash compensation	1,570	387	4,021	2,757
Loss from discontinued operations, net	118	111	339	334
Pre-opening expense	194	48	1,024	934

Adjusted EBITDA	$4,100	$3,725	$18,258	$16,792

Note: For purposes of computing Adjusted EBITDA, the $1,240 and $40 for the quarters ended September 30, 2018 and October 1, 2017, respectively, and $3,094 and $1,715 for the nine months ended September 30, 2018 and October 1, 2017, respectively, in non-cash compensation associated with a profits interest grant issued to Black Knight Advisory Services, LLC (“BKAS”) on October 6, 2015 has been included in “Non-cash compensation” above. Additional expenses associated with the Company’s management agreement with BKAS totaling $139 and $120 for the quarters ended September 30, 2018 and October 1, 2017, respectively, and totaling $587 and $559 for the nine months ended September 30, 2018 and October 1, 2017, respectively, are included in general and administrative expenses and have not been included in the reconciliation set forth above.

J. Alexander’s Holdings, Inc. and Subsidiaries

Non-GAAP Financial Measures and Reconciliations

(Unaudited in thousands)

	Quarter Ended				Nine Months Ended
	September 30		October 1		September 30		October 1
	2018		2017		2018		2017
	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales	Amount	Percent of Net Sales
Operating (loss) income	$(542)	-1.0%	$(1,392)	-2.6%	$3,850	2.2%	$2,617	1.5%

General and administrative expenses	5,876	10.4%	4,315	8.0%	17,123	9.6%	15,479	9.0%
Transaction and integration expenses	—	0.0%	1,975	3.7%	933	0.5%	2,435	1.4%
Pre-opening expense	194	0.3%	48	0.1%	1,024	0.6%	934	0.5%

Restaurant Operating Profit	$5,528	9.7%	$4,946	9.2%	$22,930	12.8%	$21,465	12.5%

J. Alexander’s Holdings, Inc. and Subsidiaries

Reconciliation of Updated Guidance Range for 2018 Adjusted EBITDA

(Unaudited in thousands)

	Prior Guidance		Updated Guidance
	Low	High	Low	High
Net income (estimated)	$7,700	$8,700	$7,000	$7,500

Income tax expense (benefit)	1,520	1,570	(300)	(300)
Interest expense	725	725	715	715
Depreciation and amortization	11,255	11,255	11,200	11,200

EBITDA	21,200	22,250	18,615	19,115

Loss on disposal of fixed assets	250	250	180	180
Transaction costs	835	835	933	933
Non-cash compensation	2,500	2,500	3,900	3,900
Loss from discontinued operations, net	430	430	452	452
Pre-opening expense	1,335	1,335	1,420	1,420

Adjusted EBITDA	$26,550	$27,600	$25,500	$26,000